Exhibit 99.1

SANDRIDGE ENERGY, INC.

ADOPTS SHORT-TERM SHAREHOLDER RIGHTS PLAN

Company Reaffirms Commitment to Merger With Bonanza Creek Energy, Inc.

OKLAHOMA CITY, November 27, 2017 /PRNewswire/ — SandRidge Energy, Inc. (“SandRidge” or the “Company”) (NYSE: SD) today announced that its Board of Directors (the “Board”) has unanimously adopted a short-term shareholder rights plan (the “Rights Plan”).

The Rights Plan is designed to protect our shareholders’ right to vote, on a fully informed basis, on the proposal to approve the issuance of the Company’s common stock in connection with the proposed merger with Bonanza Creek Energy, Inc. (NYSE: BCEI) based on the additional disclosure forthcoming in the Company’s proxy materials for the merger. The Board adopted the Rights Plan to ensure that the Board remains in the best position to perform its fiduciary duties, comply with the Company’s obligations under its merger agreement with Bonanza Creek, and enable all SandRidge shareholders to realize the long-term value of their investment in the Company. The Rights Plan is designed to deter the acquisition of actual, de facto or negative control of the Company by any person or group without appropriately compensating its shareholders for such control. The Rights Plan is not designed to prevent any action the Board determines to be in the best interest of the Company and its shareholders.

John Genova, Chairman of the Board of SandRidge said, “Today’s actions are designed to protect the interests of all of our shareholders and preserve their ability to fully consider all information related to the proposed Bonanza Creek merger — including information which will be included in our proxy materials — and vote as they see fit. SandRidge looks forward to continuing to engage in constructive dialogue with shareholders regarding our plans for the business and the compelling strategic opportunity we see with Bonanza Creek.”

The Company intends to recommend the ratification of the Rights Plan for approval by its shareholders at the Company’s 2018 annual meeting of shareholders. If ratified by the shareholders, the Rights Plan will expire on November 26, 2018. If the Rights Plan is not ratified, then the Rights Plan will terminate and cease to be effective.

The Rights Plan will be triggered only if a person or group of persons acting in concert exceeds beneficial ownership of 10% or more of the Company’s common stock. Shareholders who currently have beneficial ownership of over 10% are grandfathered in, but may not acquire additional shares without triggering the Rights Plan.

The Rights Plan, which was adopted by the Board following evaluation and consultation with the Company’s advisors, is similar to plans adopted by numerous publicly traded companies. It was not adopted in response to any specific takeover bid. In fact, the Company’s shareholders may require the Board to redeem the Rights Plan in the event a fully-financed takeover or exchange offer is made for the Company (a “Qualifying Offer” as defined in the Rights Plan), pursuant to procedures described in the Rights Plan. Moreover, the Rights Plan could potentially preserve the Company’s estimated $470 million (as of December 31, 2017) of usable tax net operating loss carryforwards by deterring an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended.

While it is SandRidge’s policy not to comment on specific discussions with shareholders, the Company has and will continue to welcome all constructive input furthering the goal of enhancing shareholder value and positioning SandRidge as a leading oil and natural gas exploration and production company.

Further details regarding the Rights Plan are contained in a Form 8-K filed by the Company with the U.S. Securities and Exchange Commission on November 27, 2017.

Morgan Stanley is serving as financial advisor to the Company. Vinson & Elkins L.L.P. is serving as legal advisor to the Company.

About SandRidge Energy, Inc.

SandRidge Energy, Inc. (NYSE: SD) is an oil and natural gas exploration and production company headquartered in Oklahoma City, Oklahoma with its principal focus on developing high-return, growth-oriented projects in the U.S. Mid-Continent and Niobrara Shale.

Important Information for Investors and Shareholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, SandRidge Energy, Inc. (“SandRidge”) will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4, which will include a prospectus of SandRidge and a joint proxy statement of Bonanza Creek Energy, Inc. (“Bonanza Creek”) and SandRidge. SandRidge and Bonanza Creek also plan to file other documents with the SEC regarding the proposed merger. After the registration statement has been declared effective by the SEC, a definitive joint proxy statement/prospectus will be mailed to the shareholders of Bonanza Creek and the shareholders of SandRidge. SHAREHOLDERS OF BONANZA CREEK AND SANDRIDGE ARE URGED TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE PROPOSED MERGER THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors will be able to obtain free copies of the joint proxy statement/prospectus and other documents containing important information about SandRidge and Bonanza Creek, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by SandRidge will be available free of charge, on SandRidge’s internet website at www.sandridgeenergy.com under the tab “Investor Relations” and then under the tab “SEC Filings” or by contacting SandRidge’s Investor Relations Department at (405) 429-5515. Copies of the documents filed with the SEC by Bonanza Creek will be available free of charge on Bonanza Creek’s internet website at www.bonanzacrk.com under the tab “For Investors” and then under the tab “SEC Filings” or by contacting Bonanza Creek’s Investor Relations Department at (720) 440-6136.

Participants in the Solicitation

Bonanza Creek, SandRidge, their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of Bonanza Creek is set forth in Bonanza Creek’s public filings with the SEC, including its Current Reports on Form 8-K filed with the SEC on April 28, 2017, June 12, 2017 and

August 4, 2017 and its Quarterly Report on Form 10-Q for the period ending September 30, 2017, filed with the SEC on November 9, 2017. Information about the directors and executive officers of SandRidge is set forth in SandRidge’s public filings with the SEC, including its definitive proxy statement on Form DEF 14A filed with the SEC on April 28, 2017 and its Current Reports on Form 8-K filed with the SEC on June 28, 2017 and August 1, 2017. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and White proxy cards and other relevant materials filed with the SEC. Free copies of these documents can be obtained as described in the preceding paragraph.

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain certain “forward-looking statements” under applicable securities laws, including the Private Securities Litigation Reform Act of 1995. These statements are typically identified by words or phrases such as “may,” “will,” “could,” “should,” “predict,” “potential,” “pursue,” “outlook,” “continue,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. For example, statements regarding future results regarding the benefits of the transaction, closing of the proposed merger, and future financial results and operational plans are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the companies’ control, which could cause actual benefits, results, effects and timing to differ materially from the results predicted or implied by the statements. These risks and uncertainties include, but are not limited to: the failure to receive requisite shareholder approval, satisfy closing conditions or obtain regulatory approvals; uncertainties as to the timing of the closing; changes to business relationships, competitive responses, the inability to achieve anticipated synergies, unexpected costs, charges, expenses or difficulties, the outcome of any litigation and the inability to retain key personnel, each related to the proposed merger; the uncertainty of financial performance following completion of the proposed merger; and any changes in general economic or industry specific conditions. SandRidge cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in SandRidge’s and Bonanza Creek’s public filings with the SEC, which are available at the SEC’s website, http://www.sec.gov. Each forward looking statement speaks only as of the date of the particular statement, and SandRidge undertakes no obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

CONTACT:

Justin M. Lewellen

Director of Investor Relations

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

+1 (405) 429-5515

David A Kimmel

Director of Communications

SandRidge Energy, Inc.

123 Robert S. Kerr Ave.

Oklahoma City, OK 73102

+1 (405) 429-5599

MacKenzie Partners, Inc.

Toll-free: 800-322-2885.

Collect: +1 (212) 929-5500

Attn: Dan Burch / Paul Schulman

Media Contact:

S V C

Bryan Locke, +1 (312) 895-4700, blocke@sardverb.com

Kelly Kimberly, +1 (832) 680-5120, kkimberly@sardverb.com